Exhibit 5

[TJX letterhead]

June 21, 2013

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

Re:	The TJX Companies, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 26,000,000 shares of Common Stock, $1.00 par value (the “Shares”), of The TJX Companies, Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s Stock Incentive Plan (the “Plan”).

I am General Counsel and Secretary of the Company. In that capacity, I am familiar with the actions taken by the Company in connection with the adoptions of the Plan. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary and such examination of law as I have deemed appropriate in order to enable me to render the opinions set forth herein. The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized, and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ann McCauley

Ann McCauley, Esq.